Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 24, 2020, relating to the financial statements of Apogee Enterprises, Inc. and the effectiveness of Apogee Enterprises, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended February 29, 2020, and our report dated June 25, 2020 relating to the financial statements of Apogee Enterprises, Inc. 401(k) Retirement Plan, appearing in the Annual Report on Form 11-K of Apogee Enterprises, Inc. 401(k) Retirement Plan for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

October 21, 2020